Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CASPER SLEEP INC.

Casper Sleep Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.                                      The name of the Corporation is Casper Sleep Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 24, 2013 under the name Providence Mattress Company.

2.                                      The Corporation’s Amended and Restated Certificate of Incorporation (the “Prior Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on February 1, 2019 under the name Casper Sleep Inc.

3.                                      This Amended and Restated Certificate of Incorporation (this “Restated Certificate”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

4.                                      The text of the Prior Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Casper Sleep Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on February 6, 2020.

/s/ Philip A. Krim
Philip A. Krim
Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Casper Sleep Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV

1.                                      The Corporation is authorized to issue two classes of capital stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 178,000,000, of which 170,000,000 shares shall be Common Stock and 8,000,000 shares shall be Preferred Stock. The Common Stock shall have a par value of $0.000001 per share and the Preferred Stock shall have a par value of $0.000001 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation with the power to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

2.                                      The board of directors of the Corporation (the “Board of Directors”) is expressly authorized, by resolution or resolutions, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the General Corporation Law (a “Certificate of Designation”) to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional and other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series.

3.                                      Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally.  Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate (including any Certificate of Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation) or pursuant to the General Corporation Law.

4.                                      Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).

5.                                      Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

6.                                      Upon any dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation legally available, if any, for distribution to its stockholders ratably in proportion to the number of shares held by them.

7.                                      Effective at the effective time of this Restated Certificate (the “Effective Time”) (i) each share of Class A Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Class A Common Stock”) shall be automatically reclassified as one (1) outstanding share of Common Stock, and (ii) each share of Class B Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Class B Common Stock” and together with the Old Class A Common Stock, the “Old Capital Stock”) shall be automatically reclassified as one (1) outstanding share of Common Stock (collectively, the “Reclassification”), in each case, without any action on the part of the holders of such shares.  Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Capital Stock shall, from and after the Effective Time, be deemed to represent the number of shares of Common Stock as to which such shares have been reclassified pursuant to the Reclassification until such time as the same shall have been cancelled or exchanged. In connection with the Reclassification, the Corporation will not issue fractional shares of Common Stock upon reclassification of the Old Capital Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board.  Whether or not fractional shares would be issuable upon the Reclassification shall be determined on the basis of the total number of shares of Old Capital Stock held by such holder immediately prior to the Effective Time and the aggregate number of shares of Common Stock issuable to such holder upon such Reclassification.

ARTICLE V

1.                                      Authority of the Board.  Except as otherwise provided in this Restated Certificate or the General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred by statute or by this Restated Certificate or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2.                                      Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors pursuant to any Certificate of Designation and subject to this Article V, the total number of authorized directors constituting the Board of Directors (the “Entire Board”) shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Entire Board.

3.                                      Classified Board Structure. The directors, other than any who may be elected by the holders of any series of Preferred Stock pursuant to any Certificate of Designation, shall be divided into three (3) classes hereby designated Class I, Class II and Class III.  The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective (the “Classification Date”).  The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Classification Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following Classification Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Classification Date. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Classification Date, each director shall be elected for a three year term.  If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.  Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

4.                                           Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more series, as the case may be) (and not by the stockholders).  Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

5.                                           Removal of Directors. Unless otherwise restricted by applicable law, directors of the Corporation (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office, solely for cause, by the affirmative vote of a majority of the voting power of the outstanding stock of the Corporation entitled to vote thereon.

6.                                      Preferred Directors.  During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Restated Certificate (including any Certificate of Designation) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal.  Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

1.                                      Unless otherwise set forth herein, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders duly called in accordance with the Bylaws of the Corporation and no action shall be taken by the stockholders by written consent or electronic transmission; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

2.                                      Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of a majority of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation or the President of the Corporation.

ARTICLE IX

1.                                      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

2.                                      The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE X

1.                                      To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.  If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of this Restated Certificate inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2.                                      The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Restated Certificate or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Restated Certificate or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

3.                                      Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Restated Certificate inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any officer, member of the Board of Directors or stockholder (or affiliate thereof) who is not an employee of the Corporation or any of its subsidiaries. A “Specified Opportunity” is any transaction or other business opportunity that is not presented to the Covered Person solely in his or her capacity as an officer, member of the Board of Directors or stockholder (or affiliate thereof).

ARTICLE XIII

1.                                      Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action arising pursuant to any provision of the General Corporation Law, this Restated Certificate or the Bylaws of the Corporation (as either may be amended from time to time) or as to which the General Corporation Law confers jurisdiction to the Chancery Court or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case, subject to said Chancery Court having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Chancery Court dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.

2.                                      Nothing herein contained shall be construed to preclude stockholders of the Corporation that assert claims under the Securities Act of 1933, as amended, or the Securities

Exchange Act of 1934, as amended, or any successor thereto, from bringing such claims in state or federal court, subject to applicable law.

3.                                      If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any paragraph of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.